UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

ECB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting Proxy Statement Annual Report on Form 10-K MARCH , 2009

Post Office Box 337

Engelhard, North Carolina 27824

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2009 Annual Meeting of Shareholders of ECB Bancorp, Inc. will be held at 11:00 a.m. on Tuesday, April 21, 2009, at the Washington Civic Center located at 110 North Gladden Street, Washington, North Carolina.

The purposes of the meeting are:

1.	Election of Directors. To elect three directors for terms of three years;

2.	Advisory Vote on Executive Compensation. To vote on a non-binding, advisory resolution to endorse and approve compensation paid or provided to our executive officers and our executive compensation policies and practices;

3.	Ratification of Appointment of Independent Accountants. To consider a proposal to ratify the appointment of Dixon Hughes PLLC as our independent accountants for 2009; and

4.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

At the Annual Meeting, you may cast one vote for each share of our common stock you held of record on March 2, 2009, which is the record date for the meeting.

You are invited to attend the Annual Meeting in person. However, if you are the record holder of your shares of our common stock, we ask that you appoint the Proxies named in the enclosed proxy statement to vote your shares for you by signing and returning the enclosed proxy card or following the instructions in the proxy statement to appoint the Proxies by Internet, even if you plan to attend the Annual Meeting. If your shares are held in “street name” by a broker or other nominee, only the record holder of your shares may vote them for you, so you should follow your broker’s or nominee’s directions and give it instructions as to how it should vote your shares. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign a proxy card, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed proxy statement and form of proxy card are being mailed to our shareholders on or about March     , 2009.

By Order of the Board of Directors

Arthur H. Keeney III
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION IN VOTING YOUR PROXY CARD IS APPRECIATED.

Post Office Box 337

Engelhard, North Carolina 27824

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This proxy statement is dated March     , 2009, and is being furnished to our shareholders by our Board of Directors in connection with our solicitation of appointments of proxy in the form of the enclosed proxy card for use at the 2009 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the Washington Civic Center located at 110 North Gladden Street, Washington, North Carolina, at 11:00 a.m. on Tuesday, April 21, 2009.

In this proxy statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to ECB Bancorp, Inc. Our banking subsidiary, The East Carolina Bank, is referred to as the “Bank.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON APRIL 21, 2009.

The proxy statement and annual report to security holders are available at:

http://www.ecbbancorp.com

Proposals to be Voted on at the Annual Meeting

At the Annual Meeting, record holders of our common stock will consider and vote on proposals to:

•	elect three directors for three-year terms (see “Proposal 1: Election of Directors” on page );

•

approve a non-binding, advisory resolution to endorse and approve compensation paid or provided to our executive officers and our executive compensation policies and practices (see “Proposal 2: Advisory Vote on Executive Compensation” on page    );

•	ratify the appointment of Dixon Hughes PLLC as our independent accountants for 2009 (see “Proposal 3: Ratification of Appointment of Independent Accountants” on page ); and

•	transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” the election of each of the three nominees for director named in this proxy statement and “FOR” Proposals 2 and 3.

How You Can Vote at the Annual Meeting

Record Holders.    If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in either of the following ways.

•	You can attend the Annual Meeting and vote in person.

•

You can sign and return an appointment of proxy (proxy card) in the form enclosed with this proxy statement and appoint the “Proxies” named below to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you.

•

You can appoint the Proxies to vote your shares for you by going to our Internet website (http://www.ecbbancorp.com) and click on the link for “proxy voting.” When you are prompted for your “voter control number,” you should enter the number printed just above your name on the enclosed proxy card, and then follow the instructions you will be given. You may vote by Internet only until 5:00 p.m. on April 20, 2009, which is the day before the Annual Meeting date. If you vote by Internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card enclosed with this proxy statement.

Shares Held in “Street Name.”    Only the record holders of shares of our common stock, or their appointed proxies, may vote those shares. As a result, if your shares of our common stock are held for you in “street name” by a broker or other nominee, then only your broker or nominee (i.e. the record holder) may vote them for you. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by completing and returning to it the voting instruction sheet you received with your copy of our proxy statement (or by following any directions you received for giving voting instructions electronically). Brokers and other nominees who hold shares in street name for their clients typically have the authority to vote those shares on “routine” proposals, such as the election of directors, when they have not received instructions from beneficial owners of the shares. However, they do not have authority to vote on non-routine proposals without instructions from the beneficial owners of the shares they hold. To insure that shares you hold in street name are represented at the Annual Meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

Solicitation and Voting of Proxy Cards

If you are the record holder of your shares of our common stock, a proxy card is included with this proxy statement that provides for you to name three of our officers, Arthur H. Keeney III, J. Dorson White, Jr. and Gary M. Adams, or any substitutes appointed by them, individually and as a group, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it in the enclosed envelope, or follow the instructions above for appointing the Proxies by Internet, so that your shares will be represented at the meeting.

If you sign a proxy card and return it so that we receive it before the Annual Meeting, or you appoint the proxies by Internet, the shares of our common stock you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card but do not give any voting instructions, then the Proxies will vote your shares “FOR” the election of each of the three nominees for director named in Proposal 1 below and “FOR” Proposals 2 and 3 discussed in this proxy statement. If you do not return a proxy card or appoint the Proxies by Internet, the Proxies will not have authority to vote for you and shares you hold of record will not be represented or voted at the Annual Meeting unless you attend the meeting in person or validly appoint another person to vote your shares for you. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, your proxy card will give the Proxies discretion to vote your shares for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting.

Revocation of Proxy Cards; How You Can Change Your Voting Instructions

Record Holders.    If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by Internet and you later wish to revoke the authority or to change the voting instructions you gave the Proxies, you can do so at any time before the voting takes place at the Annual Meeting by taking the appropriate action described below.

To change the voting instructions you gave the Proxies:

•	you can sign and submit a new proxy card dated after the date of your original proxy card and containing your new instructions; or

•

if you appointed the Proxies by Internet, you can click on the link for “proxy voting” on our Internet website, enter the same voting control number (printed just above your name on the enclosed proxy card) that you previously used to appoint the Proxies, and then change your voting instructions.

The Proxies will follow the last voting instructions they receive from you before the Annual Meeting.

To revoke your proxy card or your appointment of the Proxies by Internet:

•	you can give our Corporate Secretary a written notice that you want to revoke your proxy card or Internet vote; or

•

you can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card or Internet vote and vote your shares in person. Your attendance at the Annual Meeting alone, without notifying our Corporate Secretary, will not revoke your proxy card or Internet vote.

Shares Held in “Street Name.”    If your shares are held in “street name” and you want to change voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxy cards for the Annual Meeting, including costs of preparing and mailing this proxy statement. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we will reimburse those persons for their expenses in doing so. In addition to solicitation using the mail, the Bank’s and our directors, officers and employees may solicit proxy cards, either personally, by telephone or by other methods of communication, but they will not receive any additional compensation from us for doing so.

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation, not contained in this proxy statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on March 2, 2009, is the “Record Date” we are using to determine which of our shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. Our voting securities are the 2,844,489 shares of our common stock which were outstanding on the Record Date. You must have been a record holder of our common stock on that date in order to vote at the meeting.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the Annual Meeting. For all matters to be voted on at the meeting, a quorum will consist of a majority of the outstanding shares of our common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card, appoint the Proxies by Internet, or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker “non-votes” also will be counted in determining whether there is a quorum. Broker “non-votes” will occur if your shares are held by a broker and are voted on one or more matters at the meeting but are not voted by the broker on a “non-routine” matter because you have not given the broker voting instructions on that matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote for each share you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting. You may not cumulate your votes in the election of directors.

Vote Required for Approval

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the three nominees receiving the highest numbers of votes will be elected. For Proposals 2 and 3 to be approved, the number of votes cast in favor of each proposal must exceed the number of votes cast against it. So long as a quorum is present, abstentions and broker non-votes will have no effect in the voting for directors or on Proposal 2 or 3.

PROPOSAL 1:    ELECTION OF DIRECTORS

General

Our Bylaws provide that our Board of Directors:

•	consists of not less than nine nor more than 15 members, and our Board is authorized to set and change the actual number of our directors from time to time within those limits; and

•

is divided into three classes and directors are elected to staggered three-year terms, and that each year the terms of the directors in one class expire and directors in that class are elected for new three-year terms or until their respective successors have been duly elected and qualified.

Nominees

The number of members of our Board of Directors currently is set at nine. The terms of three of our current directors expire at the Annual Meeting and, based on the recommendation of our Nominations Committee, each of them has been nominated by our Board for reelection to a new three-year term.

Name and Age	Positions with Us and the Bank (1)	First Elected (2)	Proposed Term of Office	Principal Occupation and Business Experience
George T. Davis, Jr. (54)	Vice Chairman	1979	3 years	Attorney; sole proprietor, Davis & Davis (law firm), Swan Quarter, NC
Gregory C. Gibbs (48)	Director	1994	3 years	General Manager, Gibbs Store LLC (retail hardware) (since 2001) and partner, Lake Landing Realty (real estate development) (since 2005), Engelhard, NC; broker in charge, United Country Real Estate (real estate sales) (2004-2005), Engelhard, NC
John F. Hughes, Jr. (63)	Director	1996	3 years	Retired; Executive Director, Albemarle Pamlico Economic Development Corp. and Chairman and CEO, Eastern NC Natural Gas Co. (2001-2005); Regional Manager and Manager of Governmental Affairs, North Carolina Power, Inc. (utility company) (1984-2000), Manteo, NC

(1)	Listings of the members of committees of our Board are contained below under the heading “Committees of Our Board.”
(2)	“First elected” refers to the year in which each individual first became a director of the Bank. Each person first became our director during 1998 in connection with our organization as the Bank’s holding company and previously served as a director of the Bank.

Our Board of Directors recommends that you vote “FOR” each of the three nominees named above.

The three nominees receiving the highest numbers of votes will be elected.

Incumbent Directors

The following table contains information about our other six current directors whose terms of office will continue after the Annual Meeting.

Name and Age	Positions with Us and the Bank (1)	First Elected/ Current Term Expires (2)	Principal Occupation and Business Experience
Arthur H. Keeney III (65)	President, Chief Executive Officer and Director	1995 / 2010	The Bank’s and our executive officer since 1995
J. Bryant Kittrell III (57)	Director	1990 / 2011	President and owner, Kittrell & Associates, Inc., and member (since 2004), Kittrell, Armstrong and Waldrop LLC (commercial/industrial real estate development and sales), Greenville, NC
Joseph T. Lamb, Jr. (75)	Director	1981 / 2010	President, Joe Lamb, Jr. & Associates, Inc. (real estate sales and rentals), Nags Head, NC
B. Martelle Marshall (59)	Director and Corporate Secretary	1993 / 2011	President and co-owner, Martelle’s Feed House Restaurant, Engelhard, NC
R. S. Spencer, Jr. (68)	Chairman	1963 / 2011	President, R. S. Spencer, Inc. (retail merchant), Engelhard, NC
Michael D. Weeks (55)	Director	2005 / 2010	Self employed business, marketing and Internet consultant (since 2007); previously, Vice President and General Manager, WITN-TV (television broadcasting), Washington, NC (1991-2007)

(1)	Listings of the members of committees of our Board are contained below under the heading “Committees of Our Board.”
(2)	“First elected” refers to the year in which each individual first became a director of the Bank. With the exception of Mr. Weeks, each person first became our director during 1998 in connection with our organization as the Bank’s holding company and previously had served as a director of the Bank.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors periodically reviews transactions, relationships and other arrangements involving our directors and determines which directors the Board considers to be “independent.” In making those determinations, the Board applies the independence criteria contained in the listing requirements of The Nasdaq Stock Market. The Board has directed our Audit Committee to assess each outside director’s independence and report its findings to the Board in connection with the Board’s periodic determinations, and to monitor the status of each director on an ongoing basis and inform the Board of changes in factors or circumstances that may affect a director’s ability to exercise independent judgment. The following table lists our current directors, persons who served as directors during 2008, and all nominees for election as directors at the Annual Meeting, who our Board believes were, during their terms of office, and will be, “independent” directors under Nasdaq’s criteria.

George T. Davis, Jr.	Joseph T. Lamb, Jr.	R. S. Spencer, Jr.
Gregory C. Gibbs	B. Martelle Marshall	J. Bryant Kittrell III
John F. Hughes, Jr.		Michael D. Weeks

In addition to the specific Nasdaq criteria, in assessing the independence of our directors the Audit Committee and the Board consider whether they believe any other transactions, relationships, arrangements or factors could impair a director’s ability to exercise independent judgment. In its determination that the above directors are independent, those other factors considered by the Audit Committee and the Board included: (1) the Bank’s lending relationships with directors; (2) Mr. Davis’ legal representation of clients from time to time in their loan transactions with the Bank; and (3) Mr. Gibbs’ beneficial ownership of our common stock through his position as co-executor of his mother’s estate. In Mr. Gibbs’ case, the Board concluded that he is independent under Nasdaq’s criteria but that he would not be appointed to serve on our Audit Committee or Compensation Committee.

Executive Sessions of Independent Directors

At their discretion, our independent directors meet separately without management and non-independent directors being present. During 2008, the independent directors met 13 times in executive session.

Attendance by Directors at Meetings

Board of Director Meetings.    The Bank’s and our Boards of Directors meet jointly. During 2008, the Boards met 15 times, and each director attended 75% or more of the aggregate number of meetings of the Boards and of any committees on which he served.

Annual Meetings.    Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that directors have their own business interests and are not our employees, and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders, and our directors are strongly encouraged to attend each Annual Meeting whenever possible. All nine of our directors attended our last Annual Meeting which was held during April 2008.

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to our Corporate Secretary at:

ECB Bancorp, Inc.

Attention: Corporate Secretary

Post Office Box 337

Engelhard, North Carolina 27824

You also may send them by email to ecbdirectors@ecbbancorp.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and, with the exception of communications our Corporate Secretary considers to be unrelated to the Bank’s business, forwarded to the intended recipients. Copies of communications from a customer of the Bank relating to a deposit, loan or other financial relationship or transaction will be forwarded to the department or division that is most closely associated with the subject of the communication.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics which applies to our directors and executive officers and, among other things, is intended to promote:

•	honest and ethical conduct;

•	the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and other public communications we make;

•	compliance with governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code to the Board’s Audit Committee; and

•	accountability for adherence to the Code.

A copy of the Code is posted on our Internet website at www.ecbbancorp.com. Illegal or unethical behavior, violations of the Code, or accounting or auditing concerns, may be reported, anonymously or otherwise, by mail addressed to the Chairman of our Audit Committee or the Bank’s Internal Auditor at:

The East Carolina Bank

Post Office Box 337

Engelhard, North Carolina 27824

COMMITTEES OF OUR BOARD

General

Our Board of Directors has three independent, standing committees that assist the Board in oversight and governance matters. They are the Audit Committee, the Nominations Committee, and the Compensation Committee. Each Committee operates under a written charter approved by our Board that sets out the Committee’s composition, authority, duties and responsibilities. We believe that each member of those Committees is an “independent director” as that term is defined by Nasdaq’s listing standards. Current copies of the charters of those Committees are posted on our Internet website at www.ecbbancorp.com. The Board also has an Executive Committee, of which a majority of the members are independent directors. The current members of each Committee are listed in the following table, and the function of and other information about each Committee is described in the paragraphs below.

Audit Committee	Nominations Committee	Compensation Committee	Executive Committee

J. Bryant Kittrell III - Chairman	Gregory C. Gibbs - Chairman	George T. Davis, Jr. - Chairman	Arthur H. Keeney III - Chairman
John F. Hughes, Jr.	George T. Davis, Jr.	J. Bryant Kittrell III	George T. Davis, Jr.
B. Martelle Marshall	J. Bryant Kittrell III	Joseph T. Lamb, Jr.	Gregory C. Gibbs
R. S. Spencer, Jr.	R. S. Spencer, Jr.	R. S. Spencer, Jr.	J. Bryant Kittrell III
R. S. Spencer, Jr.

Audit Committee

Our Audit Committee is a joint committee of the Bank’s and our Boards of Directors. Under its charter, the Committee is responsible for:

•	selecting our independent accountants and approving their compensation and the terms of their engagement;

•	approving services proposed to be provided by the independent accountants; and

•	monitoring and overseeing the quality and integrity of our accounting and financial reporting process and systems of internal controls.

The Committee reviews various reports from our independent accountants (including its annual report on our audited consolidated financial statements), reports we file under the Securities Exchange Act of 1934, and reports of examinations by our regulatory agencies, and it oversees our internal audit program. The Committee met nine times during 2008.

Audit Committee Report

Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee oversees and reviews those processes. In connection with the preparation and audit of our consolidated financial statements for 2008, the Audit Committee has:

•	reviewed our audited consolidated financial statements for 2008 and discussed them with management;

•	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1; and

•	discussed the independence of our accountants with the accountants.

Based on the above reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2008 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee who participated in the reviews and discussions described above pertaining to the preparation and audit of our consolidated financial statements for 2008 are named below.

The Audit Committee:

J. Bryant Kittrell III                   John F. Hughes, Jr.                   B. Martelle Marshall                   R. S. Spencer, Jr.

Nominations Committee

Our Nominations Committee is a committee of our Board. Under its written charter, and among its other duties and responsibilities assigned from time to time by the Board, the Committee identifies individuals who are qualified to become directors and recommends candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the Board. The Committee met once during 2008.

The Committee’s charter provides for it to recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee considers incumbent directors and candidates suggested by our management, other directors, and our shareholders. The Committee has not used the services of a third-party search firm. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing addressed as follows:

Nominations Committee

ECB Bancorp, Inc.

Attention: Corporate Secretary

Post Office Box 337

Engelhard, North Carolina 27824

Each recommendation should be accompanied by the following:

•

the full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•

the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our stock and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes that the candidate would provide as a director;

•

a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information that the Committee may request in connection with its evaluation of candidates;

•	a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•

information regarding any business or personal relationships between the candidate and any of our or the Bank’s customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or our affiliated companies, and any transactions between the candidate and our company or any of our affiliated companies; and

•

any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the SEC’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past five years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election as directors at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things, (1) candidates’ business, personal and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior Board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

The Nominations Committee recommended to our Board of Directors that our current directors whose terms are expiring at the Annual Meeting be nominated for reelection for new terms.

Compensation Committee

Our Compensation Committee is a joint committee of the Bank’s and our Boards of Directors. The Committee met five times during 2008.

Under its written charter, and in addition to other duties that may be assigned from time to time by the Boards, the Committee reviews and provides overall guidance to the Boards regarding our executive and director compensation and benefit programs and makes recommendations to the Boards regarding:

•	cash and other compensation paid or provided to our and the Bank’s Chief Executive Officers and other executive officers;

•	the adoption of new compensation or benefit plans, or changes in existing plans, under which compensation or benefits are or will be paid or provided to those persons; and

•	the administration of our Omnibus Equity Plan and the Bank’s annual incentive program.

The Committee also reviews and makes recommendations to the Boards regarding amounts of compensation paid to our directors and, to the extent requested by the Boards, compensation paid (individually or in the aggregate) to other employees of the Bank.

In performing its duties, the Committee may, if it considers it appropriate, delegate any of its responsibilities to a subcommittee. However, any subcommittee must be composed entirely of independent directors. The Committee is authorized to conduct investigations, and to request and consider any information (from management or otherwise) that it believes is necessary, relevant or helpful in its deliberations and in making its recommendations. It may rely on information provided by management without further verification. However, under its charter, when the Committee takes an action, it should exercise independent judgment on an informed basis and in a manner it considers to be in the best interests of our shareholders. In reviewing and considering the recommendations it will make to the Boards regarding the compensation of our directors and executive officers, the Committee considers information provided by our Chief Executive Officer, including in the case of officers other than himself, information about those other officers’ individual performance and his recommendations as to their compensation. After receiving the Committee’s recommendations, the Boards or their joint Executive Committee make all final decisions regarding compensation matters.

The Committee may retain the services of outside counsel or consultants, at our or the Bank’s expense, and on terms (including fees) that it approves. In that regard, the Committee from time to time retains Matthews, Young & Associates, Inc., for specific purposes or advice, including gauging the levels of compensation provided to our officers and employees against those at other companies. Other than in an advisory capacity as described above, Matthews, Young & Associates, Inc. has no role in the actual recommendations made by the Committee to the Boards, or in the Boards’ approval of amounts of executive or director compensation.

Executive Committee

Our Executive Committee is a joint committee of our and the Bank’s Boards of Directors. Under our Bylaws, the Committee is authorized to exercise all the powers of the Boards in the management of our and the Bank’s affairs when the Boards are not in session. The Executive Committee met 23 times during 2008.

EXECUTIVE OFFICERS

We consider the Bank’s and our officers listed below to be our executive officers.

Arthur H. Keeney III, age 65, serves as the Bank’s and our President and Chief Executive Officer and has been employed by the Bank since 1995.

J. Dorson White, Jr., age 58, serves as the Bank’s Executive Vice President and Chief Operating Officer. He has been employed by the Bank since 1989.

T. Olin Davis, age 53, was elected to serve as the Bank’s Senior Vice President and Chief Credit Officer effective on January 1, 2007. He previously had served as Senior Vice President and Credit Policy Officer since September 2006. He was employed by the Bank from September 1993 until May 2006 during which time he last served as Senior Vice President and Outer Banks Regional Manager, and he was employed by First Carolina State Bank, Rocky Mount, North Carolina, as Chief Credit Officer from May 2006 until he rejoined the Bank.

Gary M. Adams, age 55, serves as the Bank’s and our Senior Vice President and Chief Financial Officer. He has been employed by the Bank since 1981.

EXECUTIVE COMPENSATION

Summary

The following table shows the cash and certain other compensation paid or provided to or deferred by our named executive officers for 2008, 2007 and 2006. Our executive officers are compensated by the Bank for their services as its officers, and they receive no separate salaries or other cash compensation from us for their services as our officers. With the exception of our Chief Executive Officer who is employed under an employment agreement with the Bank as described below, each of the named officers is employed on an “at will” basis and subject to reelection as an officer each year, and none of them have employment agreements with us or the Bank.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (3)	Bonus	Stock Awards (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation (3)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total
Arthur H. Keeney III (1) President and Chief Executive Officer	2008	$278,000	$-0-	$77,705	$73,862	$-0-	$164,347	$21,039	$614,953
	2007	270,000	-0-	48,914	87,878	-0-	149,440	24,455	580,687
	2006	245,000	-0-	48,106	52,024	69,317	124,884	12,744	552,075

J. Dorson White, Jr. Executive Vice President and Chief Operating Officer	2008	165,000	-0-	9,673	28,408	-0-	29,194	9,892	242,167
	2007	160,000	-0-	14,237	25,264	-0-	27,230	12,365	239,096
	2006	145,000	-0-	14,285	14,547	28,213	20,809	11,940	234,794

T. Olin Davis (2) Senior Vice President and Chief Credit Officer	2008	115,000	-0-	-0-	3,801	-0-	8,350	6,405	133,556
	2007	110,000	2,000	-0-	1,601	-0-	7,898	6,957	128,456

Gary M. Adams Senior Vice President and Chief Financial Officer	2008	106,000	-0-	6,025	8,976	-0-	8,700	7,269	136,970
	2007	105,000	-0-	9,679	8,257	-0-	8,162	8,207	139,305
	2006	100,000	-0-	9,189	5,068	19,458	6,107	8,491	148,313

(1)	Mr. Keeney is a member of our Board of Directors, but he receives no additional cash compensation for his service as a director.
(2)	Mr. Davis became an executive officer on January 1, 2007.
(3)	Includes amounts deferred at each officer’s election under our Section 401(k) plan and, in Mr. Keeney’s case, under a separate non-qualified deferred compensation plan. As described below under the caption “Deferred Compensation,” amounts deferred under that separate plan are invested for Mr. Keeney by an unrelated bank, and we do not make any matching contribution to, or pay any interest or other amount or guarantee any rate of return on, his deferred compensation.
(4)	Reflects the amount of compensation expense, as calculated under FAS 123R, that we recognized in our financial statements for each year relating to outstanding restricted stock awards held by each officer. Expense related to each restricted stock award is calculated based on the fair market value of the underlying shares at the time the award is granted and is recognized on a straight-line basis over the vesting period of the award.
(5)	Reflects the amount of compensation expense, as calculated under FAS 123R, that we recognized in our financial statements for each year relating to outstanding stock options held by each officer. A discussion of material assumptions made in our valuation of and expense related to outstanding stock options is contained in Notes 1(O) and 9 to our consolidated financial statements.
(6)	Reflects the amounts of cash awards paid to each officer for each year under our annual Incentive Plan described below under the caption “Plan-Based Awards.” No awards were paid for 2008 or 2007.

(7)	Reflects the increase during each year in the present value of each officer’s future benefits, pro rated by service at each year end over total service remaining until normal retirement date, under their supplemental retirement plan agreements described below under the caption “Retirement Benefits.” In Mr. Keeney’s case, the amount reflects the aggregate increase under two separate plan agreements as follows: Executive Supplemental Retirement Plan—$158,510; Director Supplemental Retirement Plan—$5,837.
(8)	The following table describes each officer’s “Other Compensation” for 2008.

Description	Mr. Keeney	Mr. White	Mr. Davis	Mr. Adams
The Banks’ matching contributions for the officers’ accounts under our Section 401(k) plan	$6,211	$9,482	$6,405	$7,014
Cash dividends paid (on the same basis as they were paid to all our shareholders) on shares covered by unvested restricted stock awards	2,583	410	-0-	255
Estimates of our incremental costs related to personal benefits (a)	12,245	—	—	—

(a)	From time to time our executive officers may receive, or we may treat them as having received, non-cash personal benefits. During 2008, the personal benefits which Mr. Keeney received included personal use of a Bank-owned vehicle, and the Bank’s payment of civic club dues and premiums for long-term care insurance covering him and his spouse. Messrs. White, Davis and Adams also receive various personal benefits. However, our estimated aggregate incremental cost associated with benefits received by each of those officers was less than $10,000, and the amounts of those benefits are not included in the table. We also provide our officers with group life, health, medical and other insurance coverages that are generally available to all salaried employees, and the cost of that insurance is not included in the table. As described below under the caption “Potential Payments Upon Termination of Employment and Change of Control,” the named officers are covered by split-dollar life insurance policies that are owned by the Bank and for which it paid lump-sum premiums during 2002. No premiums were paid on those policies during 2008, and no amounts related to those policies are included in the table.

Employment Agreement

Mr. Keeney is employed by the Bank under an employment agreement entered into during 1998. The agreement provides for:

•	a “rolling” term of three years that, at the end of each year, is extended by one additional year unless either the Bank or Mr. Keeney gives notice that the agreement will not be extended;

•	annual base salary (originally $112,000) which is subject to review and periodic increase by the Bank’s Board; and

•	the right to participate in bonus or incentive plans and other benefits made available by the Bank to its executive officers.

The agreement contains other provisions under which payments and benefits will be provided to Mr. Keeney, and that limit his ability to compete against the Bank, following a termination of his employment under various circumstances, including termination following a change in control of the Bank. Those provisions are described below under the caption “Potential Payments Upon Termination of Employment or a Change of Control.”

Mr. Keeney’s employment agreement was amended and restated during 2008 to make technical changes required for purposes of compliance with Section 409A of the Internal Revenue Code. The amendments did not increase or materially change the terms of any of Mr. Keeney’s benefits under the agreement.

Plan-Based Awards

We have three compensation plans under which awards have been granted, or from time to time in the future may be granted, to our executive officers, including our:

•

Omnibus Stock Ownership and Long Term Incentive Plan (the “Old Plan”) which expired on January 21, 2008, and under which stock options and restricted stock awards have been granted and remain outstanding;

•

2008 Omnibus Equity Plan (the “New Plan”) which was approved by our shareholders at our 2008 Annual Meeting to replace the Old Plan and under which options, restricted stock awards and performance share awards may be granted in the future; and

•	Incentive Plan under which additional cash compensation may be paid each year based primarily on our corporate performance.

When the Old Plan expired on January 21, 2008, 52,831 shares remained available for the grant of new awards. No new awards may be granted under the Old Plan following its expiration, but outstanding awards granted under the Old Plan prior to its expiration remain in effect and are subject to its terms. The New Plan was adopted during 2008, and approved by our shareholders at our 2008 Annual Meeting. The New Plan authorizes the issuance of up to 200,000 shares of our common stock in connection with awards granted under it.

Stock Options, Restricted Stock Awards and Performance Share Awards.    Stock options give the officers to whom they are granted the right to buy shares of our common stock during a stated period of time (ordinarily ten years) at a fixed price per share equal to the fair market value of our stock as determined under the terms of the plans on the dates of grant. Options usually “vest,” or become exercisable, at intervals as to portions of the shares they cover based on a vesting schedule. They generally terminate immediately on the date of, or after a stated number of days following, the termination of an officer’s employment. Options may be granted as “incentive stock options” that qualify for special tax treatment under the Internal Revenue Code, or they may be “non-qualified stock options” that do not qualify for that special tax treatment. All outstanding options we granted under the Old Plan were incentive stock options, and we expect that options granted in the future under the New Plan also will be incentive stock options.

Restricted stock awards are conditional grants of shares of our common stock to officers subject to restrictions that expire over time as to portions of the shares. When an award is granted, the shares are issued and the officer begins to receive cash dividends on the shares (at the same rate and on the same basis as our other shareholders) during the restriction period, but the shares are subject to forfeiture if the officer’s employment terminates prior to the end of the restriction period, and the shares may not be sold or transferred until the restrictions expire. As the restrictions expire, the shares become “vested” and are released to the officer. If an officer’s employment terminates for any reason, he forfeits his unvested restricted shares unless we agree otherwise.

In addition to stock options and restricted stock awards, the Old Plan authorized the grant of other types of awards, including long-term incentive compensation awards (cash awards that would be earned based on our performance measured against set goals over a period of two or more years) and stock appreciation rights. However, we never granted any such other awards. The New Plan authorizes the grant of performance share awards which are awards of shares of our common stock that may be earned based on performance objectives or criteria specified at the time the awards are granted. Like restricted stock awards, performance shares would be granted subject to conditions that must be satisfied before the employee will own the shares outright. However, performance shares would be earned only to the extent that performance criteria are met by the end of a measurement period, while restricted stock awards usually are granted subject only to the condition of continued employment. Also, performance shares would not actually be issued until the end of the measurement period during which the performance criteria must be met, while restricted shares are issued at the time awards are granted and become unrestricted at the end of the restriction period. We have not yet granted any performance share awards under the New Plan.

Neither stock options nor restricted stock awards granted under the Old Plan or New Plan include any performance-based conditions. The price per share of stock options, and the vesting schedule of options and restricted stock awards, are determined by our Board, based on the recommendation of the Compensation Committee, at the time they are granted. To create a continuing incentive for officers to continue their employment with the Bank, awards generally have been granted under the Old Plan each year, with overlapping vesting periods so that each officer always held awards that became vested in the future. During the term of the Old Plan, the Committee generally has alternated between grants of stock options (which require officers to make payments to us upon exercise) and restricted stock awards (which do not require any payment from the officers). However, more recently, the Committee has tended to award stock options rather than restricted stock awards because it believes that options provide a greater incentive value. The Committee usually considers the grant of awards at the beginning of each year, but grants have not been timed in relation to earnings releases or other company news.

The Committee has used its own judgment in determining the levels of awards that it considers to be reasonable and that will help us achieve the goals of our incentive program. There are no specific measures or criteria on which the Committee has determined the amounts of stock options or stock awards that have been granted to executive officers.

Incentive Plan.    Under our Incentive Plan, a portion of the cash compensation paid each year to our executive officers and other employees chosen to participate in the plan is tied to the extent to which we achieve goals set by our Board for the year with respect to various measures of corporate performance. The measures vary for employees at different levels within the Bank, but the measures that apply to our executive officers are our:

•	return on average equity (our “ROAE”);

•	return on average assets (our “ROAA”); and

•	ratio of operating expenses to average assets (our “Expense Ratio”).

For each measure each year, our Board sets a “threshold,” “target,” and “maximum” level of performance based generally on our business plan for the year, as well as a “weight” that will determine the degree to which our performance results under each measure will affect the amounts of cash awards. The Board also sets “award triggers” which are minimum requirements that must be met before any cash awards will be paid. For our executive officers, more relative weight is given to overall bank performance. For other participants, the incentive is focused more on local factors, such as branch performance and local cost control, although there is a smaller component for overall bank performance. Cash awards under the plan are calculated based on a percentage of each participant’s annual base salary.

We set our annual incentive goals early in the year, but the Compensation Committee reviews them at the end of the year to judge whether they were reasonable and achieved what they were intended to achieve. The Committee may recommend adjustments for factors during the year that it believes were outside of the control of the various participants. No adjustments to the goals were made for 2008. The Committee also has discretion to recommend a reduction in a participant’s indicated award amount, or payment of an additional amount, based on individual performance during the year.

For 2008, the award triggers set by the Board required that, before any cash awards could be paid, we must have had an ROAE of at least 5.93%, and our most current regulatory examination rating had to be at a stated minimum level. The threshold, target and maximum levels of performance under the plan for 2008 were as reflected in the following table.

Performance Measure	Threshold	Target	Maximum
ROAA	0.59%	0.62%	0.67%
ROAE	5.93%	6.24%	6.74%
Expense Ratio	3.33%	3.23%	3.13%

The relative weight of each performance measure that applied to each of our executive officers for 2008 were as reflected in the following table.

Name	ROAA	ROAE	Expense Ratio
Mr. Keeney	35%	45%	20%
Messrs. White, Davis and Adams	20%	45%	35%

The percentage of base salary that could be awarded to each officer for 2008 for weighted composite performance at the threshold, target and maximum levels of performance were as reflected in the following table. The percentages are interpolated for composite performance at levels between the threshold, target and maximum levels.

	Percentage of Base Salary for Performance at:
Name	Threshold Level	Target Level	Maximum Level
Mr. Keeney	18%	22%	26%
Messrs. White, Davis and Adams	10%	15%	20%

For 2008, the threshold levels of performance for awards to be paid under the Incentive Plan were not met. As a result, no cash awards were paid to our named executive officers for 2008 under the Incentive Plan.

During January 2009, we became a participant in the U.S. Department of the Treasury’s (“Treasury”) TARP Capital Purchase Program (“CPP”). Under rules promulgated by Treasury under the Emergency Economic Stabilization Act of 2008 (“EESA”) that apply to CPP participants, we are required to implement provisions to “clawback” bonus or incentive compensation paid to our senior officers if any of the criteria on which those payments are based is later found to have been inaccurate. Each of our executive officers has agreed to repay upon our demand any bonus or incentive compensation they receive under any compensation arrangement if, in the judgment of our Board of Directors or Compensation Committee, the compensation was based on materially inaccurate financial statements or any other materially inaccurate performance criteria.

More recently, the American Recovery and Reinvestment Act of 2009 (“ARRA”) enacted during February 2009 has amended EESA and directed Treasury to establish new standards that impose additional restrictions on executive compensation paid by CPP participants. ARRA appears to require that the new standards, among other things, (1) expand the “clawback” arrangements required by EESA to include, in addition to our executive officers, our next 20 highest paid employees, and, (2) in the future, with limited exceptions, prohibit us from paying or accruing any bonus, retention award or incentive compensation to our most highly compensated employee.

Grants During 2008.    During 2008, we granted a restricted stock award to our Chief Executive Officer, Mr. Keeney, and a stock option to each of our other three executive officers named in the Summary Compensation Table, and each of them was a participant in the Incentive Plan. The following table contains information about the restricted stock awards and stock options granted to each officer and the cash award each officer was eligible to receive under the Incentive Plan for 2008. As indicated above, no cash awards were paid under the Incentive Plan for 2008.

GRANTS OF PLAN-BASED AWARDS DURING 2008

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Number of Shares of Stock or Units (2)	Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
Name		Threshold	Target	Maximum
Arthur H. Keeney III	05/22/2008	—	—	—	2,500	—	—	$61,250
	—	$50,040	$61,160	$72,280	—	—	—	—
J. Dorson White, Jr.	05/22/2008	—	—	—	—	3,000	$24.50	17,520
	—	16,500	24,750	33,000	—	—	—	—
T. Olin Davis	05/22/2008	—	—	—	—	2,500	$24.50	14,600
	—	11,500	17,250	23,000	—	—	—	—
Gary M. Adams	05/22/2008	—	—	—	—	600	$24.50	3,504
	—	10,600	15,900	21,200	—	—	—	—

(1)	Reflects the dollar amount each officer could have received for 2008 under our Incentive Plan based on corporate performance at each level. The threshold levels of performance for awards to be paid under the Incentive Plan were not met. As a result, no cash awards were paid to the named officers under the Incentive Plan for 2008.
(2)	Mr. Keeney’s restricted stock award vests on March 31, 2009.
(3)	The options become exercisable as to one-third of the covered shares in three equal annual installments beginning on May 22, 2011.
(4)	The grant date value of the restricted stock award has have been calculated based on the market value of the underlying stock on the date of grant. The grant date values of options have been calculated as of the grant date of each option pursuant to FAS 123R based on the Black-Scholes option pricing model and assuming 24.372% volatility, a 3.52% risk-free rate of return, an expected annual dividend yield of 2.4%, and an expected life of seven years.

Outstanding Stock Options and Restricted Stock Awards.    The following table contains information about all unexercised stock options (listed individually) and unvested restricted stock awards (listed in the aggregate) held on December 31, 2008, by our executive officers named in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT 2008 YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Stock Options (Exercisable)	Number of Securities Underlying Unexercised Stock Options (Unexercisable)		Option Exercise Price (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)
Arthur H. Keeney III	8,954	-0-		$29.00	05/17/15	4,180	(9)	$66,922
	5,969	2,985	(3)	28.52	02/21/16	—		—
	2,984	5,970	(4)	32.60	02/23/17	—		—

J. Dorson White, Jr.	1,960	-0-		10.00	02/16/10	567	(10)	9,078
	1,700	-0-		13.25	01/16/12	—		—
	1,650	3,302	(5)	29.00	05/17/15	—		—
	-0-	4,952	(6)	28.52	02/21/16	—		—
	-0-	4,952	(7)	32.60	02/23/17	—		—
	-0-	3,000	(8)	24.50	05/22/18	—		—

T. Olin Davis	-0-	1,000	(7)	32.60	02/23/17	—		—
	-0-	2,500	(8)	24.50	05/22/18	—		—

Gary M. Adams	742	-0-		10.00	02/16/10	353	(10)	5,652
	1,150	-0-		13.25	01/16/12	—		—
	539	1,080	(5)	29.00	05/17/15	—		—
	-0-	1,619	(6)	28.52	02/21/16	—		—
	-0-	1,619	(7)	32.60	02/23/17	—		—
	-0-	600	(8)	24.50	05/22/18	—		—

(1)	The last reported trade price for our common stock on the NASDAQ Global Market on March , 2009, was $ .
(2)	Market values of unvested shares are based on the last reported trade price for our common stock on the NASDAQ Global Market on the last trading day of 2008.
(3)	Exercisable as to the remaining shares on February 21, 2009.
(4)	Exercisable as to the remaining shares on February 23, 2009.
(5)	Exercisable as to one-half of the remaining shares on each of May 17, 2009 and 2010.
(6)	Exercisable as to one-third of the shares on each of February 21, 2009, 2010 and 2011.
(7)	Exercisable as to one third of the shares on each of February 23, 2010, 2011 and 2012.
(8)	Exercisable as to one third of the shares on each of May 22, 2011, 2012 and 2013.
(9)	Vests as to 1,680 shares on January 13, 2009 and 2,500 shares on March 31, 2009.
(10)	Vests as to all shares on January 13, 2009.

Exercises and Vesting.    The following table contains information about outstanding restricted stock awards held by our named executive officers that became vested during 2008. None of our named executive officers exercised any stock options during 2008.

OPTION EXERCISES AND STOCK VESTED DURING 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting (1)
Arthur H. Keeney III	-0-	—	2,157	(2)	$34,534
	—	—	1,678	(3)	29,768

J. Dorson White, Jr.	-0-	—	513	(2)	8,213
	—	—	565	(3)	10,023

Gary M. Adams	-0-	—	351	(2)	5,620
	—	—	352	(3)	6,244

(1)	Values realized on vesting of stock awards are based on last reported trade prices for our stock on the NASDAQ Global Market on the last trading day prior to each vesting date.
(2)	Reflects shares of restricted stock covered by awards that became vested under their original terms on January 1, 2008.
(3)	Reflects shares of restricted stock covered by awards that became vested under their original terms on January 13, 2008.

Deferred Compensation

We have a separate arrangement under which Mr. Keeney may elect each year, in advance, to defer receipt of up to 90% of his salary and up to 100% of any bonus. We pay the deferred amounts to an independent trustee that credits them to a deferral account for Mr. Keeney. We do not make any contributions to, or pay any interest or other amount or guarantee any rate of return on, Mr. Keeney’s deferral account. The trustee invests amounts credited to the account, as directed by Mr. Keeney, into any one or a combination of investment funds available under the arrangement which are similar to those available to our officers and employees for the investment of their account balances under our Section 401(k) plan. His investment elections may be changed each quarter. The balance of Mr. Keeney’s deferral account will be paid to him following his retirement or other termination of employment. Payment also may be made prior to termination of employment, but only with the approval of our Board of Directors. Payment may be made in a lump-sum or in periodic payments over ten years. None of our other executive officers participate in the arrangement.

The following table contains information about Mr. Keeney’s deferral account for 2008.

NONQUALIFIED DEFERRED COMPENSATION DURING 2008

Name	Executive Contributions in 2008 (1)	Company Contributions in 2008 (2)	Aggregate Earnings in 2008 (3)	Aggregate Withdrawals/ Distributions in 2008	Aggregate Balance at 12/31/08 (4)
Arthur H. Keeney III	$55,824	$-0-	$(63,425)	$-0-	$222,491

(1)	The full amount deferred by Mr. Keeney for 2008 is included in his salary listed in the Summary Compensation Table.
(2)	We do not make any contributions to Mr. Keeney’s account under the plan.
(3)	Reflects net amount of realized and unrealized gains and losses during 2008. Losses on Mr. Keeney’s account are not listed in the Summary Compensation Table. All deferred amounts are invested by an independent trustee, and we do not pay any interest or other amount, or guarantee any return, on his deferred compensation.
(4)	Includes an aggregate of $244,158 in contributions by Mr. Keeney (including his 2008 contribution) since 2002, net of losses. All amounts contributed in prior years were disclosed as salary, bonus or non-equity incentive plan compensation in the Summary Compensation Tables contained in our proxy statements for those years.

Retirement Benefits

As a supplement to our Section 401(k) plan, the Bank has entered into separate agreements with Messrs. Keeney, White, Davis and Adams under which, following their retirement at age 65, it will make payments to them until their deaths. The amounts of payments to each officer during an initial benefit period that extends from his retirement date to his actuarially calculated mortality age are specified in his agreement and generally increase each year. After each officer’s initial period, his payments will increase or decrease based on a formula that includes a comparison of the Bank’s return on life insurance policies it has purchased to cover its costs associated with his benefits, to the Bank’s opportunity costs associated with the premiums it paid on those policies and any benefits paid to the officer under his agreement. Reduced benefits will be payable if an officer’s employment terminates under various circumstances prior to age 65. If an officer retires or is terminated without cause after age 59 1/2 but before age 65, his annual benefits (which will begin following his early termination date) will be reduced by 18.18% for each full year between his termination date and age 65. If he resigns or is terminated without cause before age 59 1/2, his annual benefits (which will not begin until age 65) will be equal to 10% of his full benefits for each year he as been employed by the Bank, but not more than 80% of his full annual benefit amount. However, if an officer’s employment is terminated for any reason following a change in control of the Bank, he will retain the right to full benefits under his agreement beginning at age 65. If the officer becomes disabled, he will receive a reduced benefit, payable over 10 years, beginning at age 65, calculated based on the amount of his accrued benefit at the time of disability plus 7% per year until the end of the 10-year period. All benefits are forfeited if an officer’s employment is terminated for cause.

As a director, Mr. Keeney also has a separate, similar agreement with the Bank under a plan that provides retirement benefits to directors. The terms of that plan are described under the caption “Director Compensation—Director Retirement and Death Benefits.”

The following table contains information about benefits that may be paid under the agreements to each of the named officers.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year (2)
Arthur H. Keeney III	Executive Supplemental Retirement Plan	7	$820,119	$-0-

	Director Supplemental Retirement Plan	7	29,135	-0-

J. Dorson White, Jr.	Executive Supplemental Retirement Plan	7	142,846	-0-

T. Olin Davis	Executive Supplemental Retirement Plan	7	39,947	-0-

Gary M. Adams	Executive Supplemental Retirement Plan	7	42,150	-0-

(1)	The amounts listed reflect the present value of each officer’s future benefits under the plan, pro rated by service to December 31, 2008, over total service remaining until normal retirement date. The amounts are calculated under FAS No. 87, based on the same assumptions we use for our consolidated financial statements and assuming that payments will be made to each officer following his retirement at age 65 in amounts, and for an initial benefit period, stated in the officer’s agreement. The initial benefit period, and the actual beginning and ending annual benefit amount during that period, for each officer are reflected in the table below.

Name	Plan Name	Initial Period	Beginning Annual Benefit	Ending Annual Benefit
Arthur H. Keeney III	Exec. Supp. Retirement Plan	12 years	$82,779	$108,046

	Dir. Supp. Retirement Plan	7 years	11,373	12,553

J. Dorson White, Jr.	Exec. Supp. Retirement Plan	11 years	51,362	62,469

T. Olin Davis	Exec. Supp Retirement Plan	10 years	26,039	30,381

Gary M. Adams	Exec. Supp. Retirement Plan	10 years	22,694	23,383

(2)	None of the officers have begun receiving payments under their agreements.

Potential Payments Upon Termination of Employment or a Change of Control

Under agreements between the Bank and Messrs. Keeney, White, Davis and Adams, the officers will receive payments and benefits from the Bank if their employment terminates under various circumstances. Those arrangements are described in the following paragraphs, and a summary of the payments and benefits each officer will receive following different termination events is contained in the table below.

Employment Agreement with Mr. Keeney.    Mr. Keeney’s employment agreement is described above under the caption “Employment Agreement.” Under the agreement, if his employment is terminated without cause, he will continue to receive his base salary, paid monthly, and medical and disability insurance coverage, for the remaining term of his agreement (or, in the case of insurance coverage, if shorter, for the period during which continued COBRA coverage is available to him under the Bank’s group medical insurance plan). If his employment terminates as a result of disability, he will receive a lump-sum payment equal to 90-days salary. However, if:

•	his employment is terminated without cause within 90 days following a change in control of the Bank, or

•	he terminates his own employment in connection with or within 90 days following a change in control in which a “termination event” (as defined below) has occurred,

he will receive a lump sum payment equal to the average of the base salary, cash bonuses and cash incentives paid to him over the three prior 12-month periods, multiplied by 2.99, and he will receive continued medical and disability insurance coverage for the remaining term of his employment agreement (or, if shorter, for the period during which continued COBRA coverage is available to him under the Bank’s group medical insurance plan).

A “termination event” will occur under Mr. Keeney’s agreement if, within three months following a change in control, his compensation or responsibilities are materially reduced (without regard to his title), or he is required to change his workplace to a location greater than 75 miles from Engelhard, North Carolina. A “change in control” means, generally, a direct or indirect acquisition by another person or entity, by merger, share exchange, consolidation, purchase or otherwise, of all or substantially all of the assets or stock of the Bank or its parent company.

While Mr. Keeney receives payments under his agreement, he may not be employed by or participate in the management, operation or control of any business that competes with the Bank in any county in which the Bank has an office or in any contiguous county. He could be employed by a financial institution that is not headquartered in any of the prohibited counties, but he could not live or work, or have managerial input or control of the other institution’s activities, in one of those counties. Those provisions will not apply in the case of a termination of his employment following a change in control since the Bank’s payment to him under those circumstances will be made in a lump-sum and not over a period of time.

Other Agreements.    The Bank has separate agreements with Messrs. White, Davis and Adams. If their employment is terminated without “cause” and without 30 days’ advance written notice, they will be paid their salary for 30 days. However, if:

•	their employment is terminated without cause within 90 days following a change in control of the Bank or its parent company, or

•	they terminate their own employment with 90 days following a change in control in which a “termination event” (as defined below) has occurred,

they will receive lump sum payments equal to 150% of the average of their base salaries, cash bonuses and cash incentives paid to them over the three prior 12-month periods, and they will receive continued medical insurance coverage for a period of 18 months (or, if shorter, for the period during which continued COBRA coverage is available to them under the Bank’s group medical insurance plan). The Bank may terminate an officer’s agreement without cause at any time upon 30 days prior written notice or, in lieu of any notice, upon a lump sum payment of the officer’s salary for 30 days. The agreements may be terminated with cause at any time and without any payment.

A “termination event” will occur under the agreements if, within three months following a change in control, the officers’ salaries or responsibilities are materially reduced. “Change in control” has the same meaning as under Mr. Keeney’s employment agreement.

The agreements do not contain any restriction on the officers’ ability to compete with the Bank. However, the agreements do provide that, following any termination of their employment, they may not disclose or make use of any confidential information about the Bank’s business that they received during their employment.

The agreements were amended and restated during 2008 to make technical changes required for purposes of compliance with Section 409A of the Internal Revenue Code. The amendments did not increase or materially change the terms of any of the officers’ benefits under the agreement.

Retirement and Other Voluntary Terminations.    Under each executive officer’s supplemental retirement plan agreement, the Bank will pay normal retirement benefits to the officer following his retirement at age 65, or reduced benefits following his early retirement after age 59 1/2. If an officer resigns, or his employment is terminated by the Bank without cause, he will receive a reduced annual retirement benefit beginning immediately if the termination occurs after age 59 1/2 but before age 65, or beginning at age 65 if the termination occurs before age 59 1/2. If, following a change in control of the Bank, an officer resigns, or his employment is terminated without cause, before age 59 1/2, he will receive his full annual retirement benefit under this agreement beginning at age 65. If an officer becomes disabled, he will receive a reduced benefit beginning at age 65. Amounts of benefits that may be paid under those agreements are described above under the caption “Retirement Benefits.”

Endorsement Split-Dollar Agreements.    The Bank has purchased life insurance policies on the lives of each of our named executive officers, and has entered into an Endorsement Split-Dollar Agreement with each of them. The policies are owned by the Bank. Under the agreements, upon an officer’s death while he remains employed by the Bank or after a termination of employment, a portion (from 0% to 80%) of the “net death proceeds” of that officer’s policy will be paid to his beneficiary. The net death proceeds of a policy will equal the total death benefit payable under the policy minus the cash surrender value of the policy. The actual percentage is determined based on whether the officer remains employed by the Bank or is retired at the time of death and, if no longer employed for reasons other than retirement or disability, the officer’s age and length of service. The Bank will receive the remainder of the death benefits, including the full cash surrender value of the policy, which we expect will reimburse the Bank in full for its life insurance investment. During 2002, the Bank made one-time premium payments on the policies as follows: Mr. Keeney—$1,120,492; Mr. White—$330,000; Mr. Davis—$120,000, and Mr. Adams—$136,000.

Summary of Payment and Benefits.    The following table lists estimates of aggregate payments and benefits that would have been paid or provided to the named executive officers if their employment had terminated under various circumstances on December 31, 2008.

Type of Termination Event and Description of Payment or Benefit	A.H. Keeney		J.D. White		T. O. Davis		G. M. Adams
Involuntary Termination Without Cause (Other than After a Change in Control):
Aggregate cash payments	$556,000	(1)	$13,750	(2)	$9,583	(2)	$8,833	(2)
Continued insurance coverage	22,427	(3)	—		—		—

Involuntary Termination Without Cause, or Voluntary Termination as a Result of a Termination Event, After a Change in Control:
Aggregate cash payments	859,443		249,107		163,500		165,229
Continued insurance coverage	22,427	(3)	17,464	(4)	17,464	(4)	17,464	(4)

Disability:
Aggregate cash payments	69,500	(5)	—		—		—

Death:
Death benefits under split-dollar life insurance policies	940,650	(6)	413,337	(6)	196,504	(6)	142,496	(6)
Death benefits under our employee group life insurance plan	150,000	(7)	150,000	(7)	150,000	(7)	150,000	(7)

(1)	Reflects the aggregate amount of monthly payments that would be paid to Mr. Keeney during the two-year remaining term of his employment agreement which, on December 31, 2008, was two years. Under the terms of the agreement, on January 1 each year the remaining term of the agreement is extended automatically by an additional year.

(2)	Reflects payment of 30 days salary that would be paid to each officer if his agreement had been terminated without cause and without 30 days prior written notice.
(3)	Reflects our estimate of the aggregate cost (discounted to present value) of continued medical and disability insurance coverage equivalent to that currently provided to Mr. Keeney under our group plans that could be obtained in the marketplace for the two-year remaining term of his employment agreement. The amount has been calculated under FAS 106 based on the same actuarial assumptions as would be used for financial statement purposes under generally accepted accounting principles.
(4)	Reflects our estimate of the aggregate cost (discounted to present value) of continued medical insurance coverage equivalent to that currently provided to the officers under our group plans that could be obtained in the marketplace for 18 months as provided in their change in control agreements. The amounts have been calculated under FAS 106 based on the same actuarial assumptions as would be used for financial statement purposes under generally accepted accounting principles.
(5)	Reflects a lump sum payment of salary for 90 days that would be paid to Mr. Keeney under his employment agreement following termination of his employment as a result of disability. Mr. Keeney also would be entitled to receive payment for any bonus or incentive compensation earned through the termination date.
(6)	Reflects the portion of the aggregate death benefits payable under the split-dollar insurance policies that would be paid to the officer’s beneficiary. The remainder of the death benefits, including the full cash value of the policies, would be paid to the Bank.
(7)	Benefits under the group plan equal 1.5 times the employee’s base salary, but not more than $150,000.

Restrictions on Severance Payments.    The table above lists estimates of aggregate payments and benefits that would have been paid or provided to the named executive officers if their employment had terminated under various circumstances on December 31, 2008. During January 2009, we became a participant in the U.S. Department of the Treasury’s (“Treasury”) TARP Capital Purchase Program (“CPP”). Under rules promulgated by Treasury under the Emergency Economic Stabilization Act of 2008 (“EESA”) that apply to CPP participants, if the employment of one of our four named executive officers is involuntarily terminated while Treasury continues to hold any security purchased from us under the CPP, aggregate severance compensation paid to that officer could not exceed an amount in excess of three times the officer’s “base amount” calculated under Section 280G of the Internal Revenue Code. On December 31, 2008, we were not yet a participant in the CPP and were not subject to Treasury’s rules. However, we do not believe any of the payments or benefits listed in the table would have exceeded the limits imposed by the EESA rules.

More recently, the American Recovery and Reinvestment Act of 2009 (“ARRA”) enacted during February 2009 has amended EESA and directed Treasury to establish new standards that impose additional restrictions on executive compensation, including severance payments, paid by CPP participants. ARRA appears to require that the new standards, among other things, prohibit payments to any of our named executive officers, or to any of our next five highest paid employees, in connection with any termination of their employment for any reason, other than payments relating to services already performed or benefits already accrued.

In connection with our participation in the CPP, our named executive officers have entered into written agreements with us under which our Board of Directors or Compensation Committee may unilaterally, and without the officers’ consent, modify any of their compensation agreements or arrangements (including by reducing or eliminating severance benefits) to the extent the Board, in its judgment, considers necessary to comply with applicable rules and guidance governing compensation paid by CPP participants.

DIRECTOR COMPENSATION

Directors’ Fees

Our outside directors serve and are compensated as directors of the Bank. The Boards of the Bank and our holding company meet jointly, and directors do not receive any additional compensation for their services as our directors unless our Board meets separately. The following table describes our standard schedule of fees paid to our directors for 2008.

Description	Amount
Monthly retainer	$500
Additional retainer paid to the Chairman	5,000
Per diem fee for attendance at meetings of our and/or the Bank’s Boards	750
Per diem fee for attendance at Executive Committee meetings	650
Per diem fee for attendance at other committee meetings	600
Additional per diem fee for attendance at Audit Committee meetings by committee Chairman	250

Mr. Keeney is compensated as an executive officer of the Bank, and he receives no additional cash compensation for his service as a director.

Each director may elect each year, in advance, to defer receipt of up to 100% of his fees under the same deferred compensation arrangement that is described above for Mr. Keeney under the caption “Deferred Compensation.” We pay the deferred amounts to an independent trustee that credits them to a deferral account for each director. We do not make any contributions to, or pay any interest or other amount or guarantee any rate of return on, the directors’ accounts. The trustee invests amounts credited to the directors’ accounts, as they direct, into any one or a combination of investment funds available under the arrangement which are similar to those available to our officers and employees for the investment of their account balances under our Section 401(k) plan. The terms of the arrangement for directors are substantially the same as for Mr.  Keeney. One of our eight outside directors participated in that arrangement for 2008.

Director Retirement and Death Benefits

The Bank has entered into separate supplemental retirement plan agreements with each of our directors under which, following a director’s retirement from service at an agreed upon age, the Bank will make monthly payments to him until his death in amounts provided for in his agreement. The amounts of payments to be made to a director during an initial benefit period that extends from his retirement date to his actuarially calculated mortality age are specified in his agreement and generally increase each year. After the director’s initial period, his payments will increase or decrease based on a formula that includes a comparison of, in the case of seven of our outside directors, (1) the Bank’s return on life insurance policies it has purchased to cover its costs associated with his benefits, to (2) the Bank’s opportunity costs associated with premiums it paid on those policies and any benefits paid to the director under his agreement. In the case of one outside director for whom insurance policies were not purchased, the formula makes that comparison based on assumed returns and premiums on policies on other insured plan participants. Reduced annual benefits are payable in the event a director’s service terminates prior to his specified retirement age. However, if a director’s service is terminated as a result of disability, or for any reason following a change in control of the Bank, he will retain the right to full benefits under his agreement. All benefits are forfeited if a director’s service is terminated for cause.

As described above, the Bank has purchased life insurance policies on the lives of our outside directors, and has entered into an Endorsement Split-Dollar Agreement with each of them. The policies are owned by the Bank. Under the agreements, upon a director’s death, a portion (from 0% to 80%) of the “net death proceeds” of that director’s policy will be paid to his beneficiary. The net death proceeds of a policy will equal the total death benefit payable under the policy minus the cash surrender value of the policy. The actual percentage is determined based on whether the director remains a director or is retired at the time of death and, if no longer serving as a director for reasons other than retirement or disability, the director’s length of service. The Bank will receive the remainder of the death benefits, including the full cash surrender value of the policy, which we expect will reimburse the Bank in full for its life insurance investment. During 2002, the Bank made one-time premium payments on the policies as follows: Mr. Davis—$200,000; Mr. Gibbs—$100,000; Mr. Hughes—$100,000; Mr. Kittrell—$100,000; Mr. Lamb—$200,000; Mr. Marshall—$100,000; and Mr. Spencer—$200,000. During 2006, the Bank made a one-time premium payment of $100,000 on policies covering Mr. Weeks.

Director Compensation for 2008

The following table summarizes the compensation paid or provided to our outside directors for 2008.

2008 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation	Total
George T. Davis, Jr.	$41,250	$6,107	$-0-	$47,357
Gregory C. Gibbs	40,650	5,882	-0-	46,532
John F. Hughes, Jr.	29,900	5,571	-0-	35,471
J. Bryant Kittrell III	48,650	5,868	-0-	54,518
Joseph T. Lamb, Jr.	25,700	-0-	-0-	25,700
B. Martelle Marshall	22,700	5,772	-0-	28,472
R. S. Spencer, Jr.	51,050	19,665	-0-	70,715
Michael D. Weeks	25,100	2,616	-0-	27,716

(1)	Arthur H. Keeney is not listed in the table. He is compensated as an officer and employee of the Bank and does not receive any separate cash compensation for his services as a director.
(2)	Includes amounts of fees deferred at each director’s election under a deferral plan. Earnings on the directors’ deferral accounts are not listed in the table.
(3)	Amounts reflect the increase from December 31, 2007, to December 31, 2008, in the present value of directors’ accumulated benefits under their Director Supplemental Retirement Plan agreements described above under the caption “Director Retirement and Death Benefits.” The increase in Mr. Keeney’s accumulated benefits under his plan agreement is included in the description of his compensation as an executive officer in the Summary Compensation Table. The present value of Mr. Lamb’s accumulated benefits actually declined by $8,844 because he has continued as a director past the retirement age specified in his Plan agreement and, as a result, there will be fewer future payments to be made to him following his retirement.

TRANSACTIONS WITH RELATED PERSONS

Our Policy

Our Board of Directors has adopted a written policy under which our Audit Committee reviews and approves certain transactions, arrangements or relationships in which the Bank is a participant and in which any of our “related persons” has a material interest. Our related persons include our directors, nominees for election as directors, executive officers, beneficial owners of more than 5% of a class of our common stock, and members of the immediate family of one of those persons.

Except as described below, the policy covers:

•

any transactions, arrangements or relationships, or series of transactions, arrangements or relationships that are required to be disclosed in our proxy statement under rules of the Securities and Exchange Commission (in general, those in which the dollar amount involved exceeds or will exceed an aggregate of $120,000, including all periodic payments); and,

•

any other transactions, arrangements or relationships in which the dollar amount involved exceeds or will exceed an aggregate of $5,000 (including all periodic payments) and that would fall in the first category above except for their amount being less than the $120,000 dollar threshold specified above.

The transactions covered by the policy generally include loans, but the policy does not cover loans made by the Bank in the ordinary course of its business that are subject to banking regulations related to “insider loans” and that are required to be approved by a majority of the Bank’s Board of Directors. The policy also does not cover the provision of services by the Bank as a depositary of funds or similar banking services in the ordinary course of its business, or compensation paid to our executive officers that has been reviewed and approved, or recommended to our Board of Directors for approval, by our Compensation Committee.

In its review of related person transactions, the policy provides that the Committee should exercise independent judgment and should not approve any proposed transaction unless and until it has concluded to its satisfaction that the transaction:

•	has been or will be agreed to or engaged in on an arm’s-length basis,

•	is to be made on terms that are fair and reasonable to us, and

•	is in our best interests.

Related Person Transactions During 2008

There were no transactions with our related persons during 2008 that were required to be approved by our Audit Committee. The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of our current directors, nominees for director, executive officers, and our other related persons. All loans included in those transactions during 2008 were made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time those loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Principal Shareholders

The following table lists persons who we believe owned, beneficially or of record, 5% or more of our outstanding shares on the Record Date for the Annual Meeting.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percentage of class
Estate of Anna Mae H. Gibbs PO Box 277, Swan Quarter, NC 27885	377,378	(1)	13.27%

Gregory C. Gibbs PO Box 402, Engelhard, NC 27824	383,256	(2)	13.47%

Regina A. Gibbs PO Box 578, Engelhard, NC 27824	447,868	(3)	15.75%

Charles G. Gibbs, Jr. PO Box 474, Engelhard, NC 27824	453,176	(4)	15.93%

Och-Ziff Capital Management Group LLC (5) 9 West 57th Street, 39th Floor New York, New York 10019	207,744	(7)	7.30%

OZ Master Fund, Ltd. (6) c/o Goldman Sachs (Cayman) Trust, Limited 45 Market Street Camana Bay, Grand Cayman, Cayman Islands	187,761	(7)	6.60%

(1)	Gregory C. Gibbs, Regina A. Gibbs and Charles G. Gibbs, Jr., serve as co-executors of the Estate of Anna Mae H. Gibbs, and the listed shares also are included in the shares listed as beneficially owned by each of them individually. The estate has pledged 377,378 shares to another bank as security for loans.
(2)	Mr. Gibbs may be considered to have shared voting and investment power with respect to 377,628 of the listed shares, including 377,378 shares held by the Estate of Anna Mae H. Gibbs for which he serves as co-executor. Those shares also are included in the shares listed for the Estate and for each of Regina A. Gibbs and Charles G. Gibbs, Jr.
(3)	Ms. Gibbs may be considered to have shared voting and investment power with respect to 447,130 of the listed shares, including 377,378 shares held by the Estate of Anna Mae H. Gibbs for which she serves as co-executor (which also are included in the shares listed for the Estate and for each of Gregory C. Gibbs and Charles G. Gibbs, Jr.) and 69,752 shares held by a family trust for which she serves as co-trustee (which also are included in the shares listed for Charles G. Gibbs, Jr.).

(4)	Mr. Gibbs may be considered to have shared voting and investment power with respect to 447,130 of the listed shares, including 377,378 shares held by the Estate of Anna Mae H. Gibbs for which he serves as co-executor (which also are included in the shares listed for the Estate and for Gregory C. Gibbs and Regina A. Gibbs) and 69,752 shares held by a family trust for which he serves as co-trustee (which also are included in the shares listed for Regina A. Gibbs).
(5)	The company’s Schedule 13G filed with the SEC indicates that it is the sole shareholder of Och-Ziff Holding Corporation (“OZHC”) and Och-Ziff Holding LLC (“OZH”). OZHC is general partner of OZ Management LP (“OZ”), which serves as principal investment manager to a number of investment funds, including OZ Master Fund, LTD (“OZMF”). OZH serves as general partner of another investment fund. As such, the company may be deemed to beneficially own shares held by the funds and accounts over which OZ and OZH have voting or investment power as investment manager or general partner. The Schedule 13G indicates that the shares beneficially owned by the company include 187,671 shares beneficially owned by OZMF, and 194,472 shares beneficially owned by OZ and OZHC (which include the shares beneficially owned by OZMF). The company’s Chief Executive Officer and Executive Managing Director, Daniel S. Och, also may be deemed the beneficial owner of all the shares beneficially owned by the company.
(6)	The fund’s Schedule 13G filed with the SEC indicates that its principal investment manager, OZ, OZ’s general partner, OZHC, and OZHC’s sole shareholder, Och-Ziff Capital Management Group LLC, also may be deemed to beneficially own all listed shares.
(7)	The shares listed for OZ Master Fund, Ltd. also are included in the shares listed for Och-Ziff Capital Management Group LLC.

Directors and Executive Officers

The following table describes the beneficial ownership of our common stock on the Record Date for the Annual Meeting by our current directors, nominees for election as directors, and certain named executive officers, individually, and by all of our current directors and executive officers as a group.

Name of beneficial owner	Amount and nature of Beneficial ownership (1)		Percent of class (2)
Gary M. Adams	8,553		0.30%
George T. Davis, Jr.	116,498	(3)	4.10%
T. Olin Davis	1,000		0.04%
Gregory C. Gibbs	383,256	(4)	13.47%
John F. Hughes, Jr.	2,400		0.08%
Arthur H. Keeney III	63,994		2.23%
J. Bryant Kittrell III	5,000		0.18%
Joseph T. Lamb, Jr.	39,218		1.38%
B. Martelle Marshall	2,277		0.08%
R. S. Spencer, Jr.	22,800		0.80%
Michael D. Weeks	1,017		0.04%
J. Dorson White, Jr.	17,644		0.62%
All current directors and executive officers as a group (12 persons)	663,657		26.03%

(1)

Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all listed shares. The listed shares include the following numbers of shares with respect to which individuals named and included in the group have shared voting and investment power: Gary M. Adams—2,845 shares; George T. Davis, Jr.—98,517 shares; Gregory C. Gibbs—377,628 shares; Arthur H. Keeney III—12,742 shares; J. Bryant Kittrell III—1,000 shares; Joseph T. Lamb, Jr.—20,092 shares; B. Martelle Marshall—591 shares; shares; and all current directors and executive officers as a group—514,415 shares, including shares described in footnote 4 below held by persons for whom one of our directors acts as attorney-in-fact. Individuals named and included in the group exercise sole voting power only with respect to the following numbers of shares representing unvested restricted stock awards pursuant to our 2008 Omnibus Plan: Mr. Keeney—2,500 shares; and all current directors and executive officers included in the group—2,500 shares. The listed shares also include the following numbers of shares that could be acquired by individuals named and included in the group pursuant to stock options that could be exercised within 60 days following the Record Date and with respect to which shares they may be deemed to have sole investment power only: Gary M. Adams—2,970 shares; Arthur H. Keeney III—26,862 shares; J. Dorson White, Jr.—6,960 shares; and all persons included in the group—36,792 shares. Shares listed for certain of the named individuals have been pledged as security for loans as follows: Mr. Gibbs—377,378 shares.

(2)	Percentages are calculated based on 2,844,489 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares (if any) that could be purchased by that individual or by persons included in the group pursuant to stock options that could be exercised within 60 days following the Record Date.
(3)	Includes an aggregate of 92,274 shares held directly by Mr. Davis’ mother and aunt for whom he acts as attorney-in-fact and as to which shares Mr. Davis disclaims beneficial ownership.
(4)	Includes 377,378 shares held by the Estate of Anna Mae H. Gibbs for which Mr. Gibbs serves as co-executor.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and principal shareholders are required by federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, our proxy statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, or to timely file required reports, during previous years. We currently are not aware of any required reports which were not filed, or which were filed late, during 2008.

PROPOSAL 2:    ADVISORY VOTE ON EXECUTIVE COMPENSATION

“Say-on-Pay” Proposal

The American Recovery and Reinvestment Act of 2009 (“ARRA”) enacted during February 2009 requires financial institutions that participate in the U.S. Department of the Treasury’s TARP Capital Purchase Program (the “CPP”) to include proposals in their proxy statements for non-binding shareholder votes on the compensation paid to their executive officers. As a result, at the Annual Meeting our Board of Directors will submit such a proposal for voting by our shareholders.

This “say-on-pay” proposal will give our shareholders an opportunity to endorse, or not endorse, the compensation paid or provided to our executive officers, and our executive compensation policies and practices, as described in this proxy statement by voting on the following resolution:

“Resolved, that the compensation paid or provided to executive officers of ECB Bancorp, Inc. (ECB) and its subsidiary, and ECB’s and its subsidiary’s executive compensation policies and practices, as described in the tabular and narrative compensation disclosures contained in ECB’s proxy statement for its 2009 Annual Meeting, hereby are endorsed and approved.”

The vote by our shareholders will be an advisory vote. As provided in ARRA, it will not be binding on our Board of Directors or Compensation Committee or overrule or affect any previous action or decision by the Board or Committee or any compensation previously paid or awarded. Neither will it create or imply any additional duty on the part of the Board or Committee. However, the Board and Compensation Committee will take the voting results on the proposed resolution into account when considering future executive compensation matters.

Our Executive Compensation Program

We attempt to provide amounts and types of compensation to our executives that are tailored towards, and that will help us achieve, our goals of:

•	attracting and retaining qualified executive officers by providing compensation that is competitive with comparable financial services companies;

•

creating incentives for our executive officers to identify with our shareholders, focus on our performance on both a short-term and long-term basis, and act objectively, when they make business decisions; and

•	rewarding officers for our corporate performance and their long-term loyalty.

Our executive compensation program is administered by the Compensation Committee of our Board of Directors. Each year, the Committee reviews the total compensation of each of our executive officers, determines the level of compensation for each officer that it believes is reasonable, and makes recommendations to our Board of Directors regarding salary increases and other forms of compensation for our officers. The Board approves all executive officer salaries and other forms of compensation. Additional information regarding the Committee is contained in this proxy statement under the caption “Compensation Committee.”

In formulating its recommendations, the Committee generally compares our executive officers’ compensation to that of executive officers at other similarly-sized banks and financial institutions throughout the United States, in the southeastern United States, and in North Carolina. However, the process of making salary changes, and approving other forms of compensation, is largely subjective. Other than in connection with our annual Incentive Award Plan, there are no specific measures, criteria or formulae by which the base salaries or other compensation of our executive officers are directly tied to individual performance or our financial and operating performance. In formulating its recommendations, the Committee tries to use its own experience and common sense to determine what it believes is reasonable compensation for each executive officer and to attempt to strike a balance between the interests of our officers and those of our shareholders.

Most actions have unintended consequences, and compensation is no exception. Any compensation program, and particularly any incentive program, offers both opportunities and pitfalls and has elements of both art and science. Our Committee attempts to monitor the effect that our programs have on our officers and employees, and it attempts to construct and tailor our compensation and incentives so that they have the desired effects.

The components of our executive compensation program are generally described below. Additional information about each component, and the specific amounts or values of each of those forms of compensation that we paid or provided to our Chief Executive Officer and other named executive officers for 2008, 2007 and 2006, are included in the tabular and narrative compensation disclosures in this proxy statement under the heading “Executive Compensation.”

Base Salary and Cash Incentive Awards.    We attempt to pay reasonable base salaries to our executive officers, and we then provide opportunities for them to receive additional cash compensation each year under our Incentive Plan. The amounts of cash awards they may receive under the Plan are based primarily on the extent to which we achieve goals set by our Board with respect to various measures of corporate financial performance and the officers’ individual performance. If our financial performance does not meet the Board’s minimum expectations, no cash awards are paid, although the Board sometimes awards bonuses to selected officers and employees outside of the Plan in recognition of their individual performance. Like most financial institutions, our recent financial performance has been negatively affected by the decline in the economy and disruption in the financial markets. As a result, we have not met the minimum goals set under the Incentive Plan, and no awards were paid for either 2008 or 2007. For similar reasons, increases in the base salary rates of our executive officers for 2008, as compared to 2007, averaged only approximately 3%.

In addition to requiring non-binding shareholder votes on the compensation paid to executive officers, ARRA directs Treasury to establish new standards that impose additional restrictions on executive compensation paid by CPP participants. ARRA appears to require that the new standards prohibit us from paying or accruing any bonus, retention award or incentive compensation to our most highly compensated employee (currently, our Chief Executive Officer).

Stock Options and Restricted Stock Awards.    Under our equity compensation plan, options to buy shares of our common stock, and awards of restricted shares of common stock, are granted from time to time to our executive officers. The goals of those awards are to (1) align a portion of our officers’ compensation more closely with the interests of our shareholders, and help ensure that officers make decisions with a shareholder’s perspective, and (2) help us retain our officers through the vesting schedules and forfeiture provisions that apply to the awards. In general, the values of equity awards increase only if the market value of our common stock held by our shareholders increases. Restricted stock awards are outright grants of shares and, as a result, those awards have an initial value that rises and falls with the market value of our common stock. However, stock options have no value to officers unless the market value of our common stock rises and remains above the purchase prices of the stock covered by the options. As is the case with the stocks of most financial institutions, the market value of our common stock and, thus, the value of our shareholders’ investments, has declined significantly during the past year. As a result, the value to our officers of their outstanding restricted stock awards has declined, and a majority of the outstanding stock options held by our executive officers currently have no value to the officers because the exercise prices of the options exceeds the market value of the underlying shares.

Retirement Benefits.    We do not have a qualified defined benefit pension plan, but we do provide a Section 401(k) defined contribution plan for all our employees and under which we make matching contributions to participants’ accounts. As a supplement to benefits under that Plan, in 2002 we entered into separate Supplemental Retirement Plan Agreements with our executive officers. The purpose of those agreements is to make our executive compensation program more competitive, and to encourage and reward our executive officers’ long-term service, by supplementing the retirement benefits they can accumulate under the Section 401(k) plan. We also have purchased life insurance policies on the lives of our executive officers. At their deaths, the officers’ beneficiaries or estates will receive a portion of the death benefits under their policies. However, we own the policies, and the remaining policy proceeds, including the full cash value of each policy, will be paid to the Bank at the officers’ deaths.

Change in Control Agreements.    As described above under the caption “Potential Payments Upon Termination of Employment or a Change of Control,” we have agreements with our executive officers under which the Bank, or its successor, would be required to make a lump-sum payment to an officer (based on a multiple of the average of his salary and annual incentive compensation for the preceding three years) if his employment is terminated without cause within three months following a change in control of the Bank. An officer also would be entitled to a payment if certain other “termination events” occur following a change in control and he voluntarily terminates his own employment. By providing this financial protection, we believe those agreements help us maintain an environment in which there is less risk that our officers’ objectivity will be compromised if they are faced with the prospect of a change in control. The arrangements provide for only a three-month protection period following a change in control, and they include a “double trigger” mechanism which would permit an acquiring company to avoid being required to make a payment by continuing to employ our executive officers following a change in control and treating them fairly during the protection period. We believe those features would help to minimize any discount that an acquiring company might factor into the amount it offers to pay our shareholders in an acquisition transaction as a result of these arrangements, while still providing some protection to our officers.

ARRA appears to require that the new executive compensation standards to be established by Treasury as described above prohibit payments to our executive officers, or to any of our next five highest paid employees, in connection with any termination of their employment for any reason, other than payments relating to services already performed or benefits already accrued.

Our Board of Directors believes that our executive compensation policies and practices are based on a pay-for-performance philosophy and are aligned with our shareholders’

long-term interests, and it recommends that you vote “FOR” Proposal 2.

To be approved, the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

PROPOSAL 3:     RATIFICATION OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

Our Audit Committee has selected our current independent accounting firm, Dixon Hughes PLLC, to serve as our independent accountants for 2009. The Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants and to approve their compensation and terms of the engagement under which they provide services to us. Our shareholders are not required by our Bylaws or the law to ratify the Committee’s selection. However, we will submit a proposal to ratify the appointment of Dixon Hughes PLLC for 2009 for voting by shareholders at the Annual Meeting as a matter of good corporate practice and as a way for shareholders to be heard in the selection process. Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so. If our shareholders do not ratify the Audit Committee’s selection, the Committee will reconsider its decision, but it could choose to reaffirm its appointment of Dixon Hughes PLLC. Even if our shareholders vote to ratify the Committee’s selection, during the year the Committee could choose to appoint different independent accountants at any time if it determines that a change would be in our best interests.

Our Board of Directors recommends that you vote “FOR” Proposal 3. To be approved,

the number of votes cast in person and by proxy at the Annual Meeting in favor of the proposal must exceed the number of votes cast against it.

Services and Fees During 2008 and 2007

Except as described below, under its current procedures the Audit Committee specifically pre-approves all audit services and other services provided by our accountants. In the case of tax services and other permissible non-audit services, the Committee has delegated authority to its Chairman to pre-approve services between Committee meetings. Any approval of services by the Chairman is communicated to the full Committee at its next regularly scheduled meeting. The Committee also may authorize management to obtain tax services from our accountants from time to time during the year up to a specified aggregate amount of fees. Requests for advice in addition to that amount would require further approval.

As our independent accountants for 2008 and 2007, Dixon Hughes PLLC provided us with various audit and other services for which we and the Bank were billed, or expect to be billed, for fees as further described below. Our Audit Committee considers whether the provision of non-audit services by our independent accounting firm is compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Dixon Hughes PLLC during 2008 did not affect its independence.

The following table lists the aggregate amounts of fees paid, or that we expect to pay, to Dixon Hughes PLLC for audit services for 2008 and 2007, and fees paid for other services they provided during 2008 and 2007.

Type of Fees and Description of Services	2008	2007
Audit Fees, including fees for audits of our consolidated financial statements, reviews of our condensed interim consolidated financial statements included in our quarterly reports, and audits of our internal control over financial reporting	$191,700	$175,928

Audit-Related Fees, including fees for audit of our 401(k) plan and financial accounting consultations	13,625	12,300

Tax Fees, including fees for preparation of Form 5500s in connection with our benefit plans, assistance with estimated tax payments, and preparation of our tax returns; and, for 2008 only, assistance with an IRS tax examination	43,675	20,050

All Other Fees	-0-	-0-

PROPOSALS FOR 2010 ANNUAL MEETING

Any proposal of a shareholder, other than a nomination for election as a director which is intended to be presented for action at our 2010 Annual Meeting must be received by our Corporate Secretary in writing at our address listed below no later than November 23, 2009, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy that we will distribute in connection with that meeting. In order for a proposal to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of our common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2010 Annual Meeting, but which is not intended to be included in our proxy statement and form of appointment of proxy, must be received by our Corporate Secretary at our address listed below no later than February 6, 2010, in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

Under our Bylaws, at a meeting of our shareholders at which directors will be elected, nominations for election to our Board of Directors may be made by our Board or by a shareholder of record who is entitled to vote at the meeting if written notice of the shareholder’s nomination has been delivered to our Corporate Secretary at our address listed below not later than the close of business on the fifth business day following the date on which notice of the meeting is first given to shareholders.

The required notice of a nomination must include: (1) the name and address of the shareholder who intends to make the nomination and of the person to be nominated; (2) a representation that the shareholder is a holder of record of shares of our common stock entitled to vote at the meeting and that he or she intends to appear in person or by proxy at the meeting to nominate the person named in the notice; (3) a description of all arrangements or understandings between the shareholder and the nominee and any other persons (naming those persons) pursuant to which the nomination is to be made by the shareholder; (4) all other information regarding the nominee that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by our Board; and (5) the written consent of the nominee to serve as a director if elected. Only persons who are nominated in the manner described in our Bylaws are eligible to be elected as directors at meetings of our shareholders, and the Chairman of a meeting of our shareholders may refuse to acknowledge a nomination that is not made in compliance with the procedures set out in our Bylaws.

The notices described above should be mailed to:

ECB Bancorp, Inc.

Attention: Corporate Secretary

Post Office Box 337

Engelhard, North Carolina 27824

ANNUAL REPORT ON FORM 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file periodic reports and other information about our company with the Securities and Exchange Commission, including annual reports, quarterly reports and proxy statements. You may review information that we file electronically with the SEC on the SEC’s Internet website at www.sec.gov. Our own Internet website (www.ecbbancorp.com) contains a link to the SEC’s website.

A copy of our 2008 Annual Report on Form 10-K as filed with the Securities and Exchange Commission accompanies this proxy statement.

VOTING BY PROXY

Please read our proxy statement before you vote by proxy. Then, to insure that your shares are represented at the Annual Meeting, we request that you appoint the Proxies to vote your shares for you whether or not you plan to attend the Annual Meeting. You can do that in one of the following two ways.

Voting by Proxy Card

•	You can mark, sign and return the proxy card below in the enclosed postage-prepaid envelope.

Voting by Internet

•

You can go to our Internet website (http://www.ecbbancorp.com) and click on the link for “proxy voting.” When you are prompted for your “control number,” enter the number printed just above your name on the reverse side of the proxy card below, and then follow the instructions you will be given. If you vote this way, you do not need to sign and return a proxy card. When you vote by Internet, you will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described in the proxy card below and in our proxy statement for the Special Meeting.

You should note that you may vote by Internet only until 5:00 p.m. on April 20, 2009, which is the day before the Annual Meeting date.

▼  FOLD AND DETACH HERE  ▼

APPOINTMENT OF PROXY

SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints Arthur H. Keeney III, J. Dorson White, Jr., and Gary M. Adams (the “Proxies”), and any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all shares of the common stock of ECB Bancorp, Inc. (“Bancorp”) held of record by the undersigned on March 2, 2009, at the Annual Meeting of Shareholders of Bancorp to be held at the Washington Civic Center, Washington, North Carolina, at 11:00 a.m. on Tuesday, April 21, 2009, and at any adjournments of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1.	ELECTION OF DIRECTORS: Proposal to elect three directors of Bancorp.

☐ FOR all nominees listed below (except as indicated otherwise on the line below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees: George T. Davis, Jr., Gregory C. Gibbs and John F. Hughes, Jr.

Instructions: To withhold authority to vote for any individual nominee(s), write the nominee’s name(s) on the line below.

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION. To vote on a non-binding, advisory resolution to endorse and approve compensation paid or provided to our executive officers and our executive compensation policies and practices.

☐    FOR                        ☐    AGAINST                        ☐    ABSTAIN

3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS. To consider a proposal to ratify the appointment of Dixon Hughes PLLC as our independent accountants for 2009.

☐    FOR                        ☐    AGAINST                        ☐    ABSTAIN

4.	OTHER BUSINESS: On any other matter properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including motions to adjourn, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ON THE REVERSE SIDE AND RETURN IT TO BANCORP IN THE ENVELOPE PROVIDED.

I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, those shares may be voted “FOR” the election of each nominee named in Proposal 1 and “FOR” Proposals 2 and 3. If, before the annual meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the annual meeting by filing with Bancorp’s corporate secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the annual meeting and announcing an intention to vote in person.

Dated: ___________________________, 2009

Signature

Joint Signature (if shares are held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: To ensure your shares are represented and that a quorum is present at the Annual Meeting, please sign and return your appointment of proxy whether or not you plan to attend the meeting.